EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Legend Oil and Gas, Ltd. (the “Company”) of our report dated March 30, 2012, on our audits of the consolidated balance sheets of Legend Oil and Gas, Ltd. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, which report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington

June 1, 2012